Exhibit 2.1

Execution Version
CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
(2025 Crude Purchase Dropdown)
by and among
DK Trading & Supply, LLC,
Delek Marketing & Supply, LP,
Delek Logistics Partners, LP,
and solely for the purposes of Article VIII,
Delek US Holdings, Inc.
Dated as of May 1, 2025

i

SCHEDULES
Schedule 2.2(a)    Transferred Contracts
Schedule 2.4(b)    Excluded Liabilities
Schedule 3.2(b)    Consents
ii

Schedule 4.3    No Conflicts
Schedule 4.4    Litigation

EXHIBITS

Exhibit A    Credit Support
Exhibit B    BSR Facility Amendment
Exhibit C    EDR Agreement
Exhibit D    EDR Purchase Agreement
Exhibit E    Tank 1012 Amendment
Exhibit F    Termination Agreement
Exhibit G    Termination of Throughput and Deficiency Agreement

iii

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
(2025 Crude Purchase Dropdown)
THIS CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of May 1, 2025 (the “Execution Date”), is made and entered into by and among DK Trading & Supply, LLC, a Delaware limited liability company (“Contributor”), Delek Marketing & Supply, LP, a Delaware limited partnership (“DKL MS”), Delek Logistics Partners, LP, a Delaware limited partnership (the “Partnership” and, together with DKL MS, each, a “Partnership Party” and collectively, the “Partnership Parties”), and solely for the purposes of Article VIII, Delek US Holdings, Inc. (“Delek US”). The Partnership Parties and Contributor are each sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”
WHEREAS, Contributor owns the Transferred Assets;
WHEREAS, in connection with the Closing, Contributor desires to contribute, assign, transfer, convey and deliver the Transferred Assets to DKL MS, and in exchange, the Partnership desires to deliver, or cause to be delivered, to Contributor or its designee(s) the Consideration, all in accordance with the terms of this Agreement (the “Transaction”);
WHEREAS, in connection with the Closing, DKL MS (or its Affiliate) and Contributor (or its Affiliate), have entered into the Intercompany Agreement (as defined hereinafter) which will set forth certain obligations between DKL MS and Contributor;
WHEREAS,
(a)the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of Delek Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), has previously:
(i)received an opinion (the “Fairness Opinion”) of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), to the effect that, as of the date of such Fairness Opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Consideration to be paid by the Partnership upon the consummation of the transactions contemplated by this Agreement and the Ancillary Documents is fair, from a financial point of view, to the Partnership;
(ii)after an evaluation of, among other things, the Transaction, the Fairness Opinion, the proposed terms and conditions of this Agreement and the other Transaction Documents (as defined below) and the business and prospects of the Partnership, determined in good faith that the Transaction is in the interests of the Partnership;
(iii)unanimously approved the Transaction and the Transaction Documents upon the terms and conditions set forth in the Transaction Documents, such approval constituting “Special Approval” for purposes of the Third Amended and

Restated Agreement of Limited Partnership of the Partnership, dated as of September 11, 2024 (as amended to date, the “Partnership Agreement”); and
(iv)unanimously recommended that the Board of Directors (A) approve the Transaction and the Transaction Documents upon the terms and conditions set forth in the Transaction Documents and (B) cause the Partnership or its designee(s) to enter into the Transaction Documents and consummate the Transaction upon the terms and conditions set forth in the Transaction Documents; and
(b)subsequently, the Board of Directors approved the Transaction, the Transaction Documents and the transactions contemplated thereby upon the terms and conditions set forth in the Transaction Documents.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINED TERMS
1.1Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified.
“Action” means any claim, action, suit, litigation, investigation, inquiry or proceeding by any Person, including any Governmental Authority, or before any court or other Governmental Authority or any arbitration proceeding, of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
“Affiliate” means, with respect to а specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” means (a) with respect to any Person having voting securities or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Delek US and its subsidiaries (other than the General Partner, the Partnership and the Partnership’s subsidiaries), including Contributor, on the one hand, and the General Partner, the Partnership and the Partnership’s subsidiaries, including DKL MS, on the other hand, shall not be considered Affiliates of each other.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 3.5.

“Ancillary Documents” means, collectively, the Partnership Ancillary Documents and the Contributor Ancillary Documents.
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, code, Permit, Order, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.
“Assumed Liabilities” has the meaning set forth in Section 2.4(a).
“Base Price” has the meaning set forth in Section 6.8.
“Board of Directors” has the meaning set forth in the recitals.
“Books and Records” has the meaning set forth in Section 2.2(b).
“BSR Facility Amendment” means the First Amendment to Pipelines, Storage and Throughput Facilities Agreement (Big Spring Refinery Logistics Assts and Duncan Terminal) dated as of the Execution Date, by and between Alon USA, LP, DKL Big Spring, LLC and Citigroup Energy Inc., as set forth on Exhibit B.
“Business Day” means any day, other than Saturday or Sunday, on which banks are open for business in Nashville, Tennessee.
“Claimant” has the meaning set forth in Section 9.5.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means all information, documents, records and data that a Party furnishes or otherwise discloses to the other Party (including any such items furnished prior to the execution of this Agreement), together with all analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by the receiving Party which contain or otherwise reflect or are generated from such information, documents, records and data; provided, however, that the term “Confidential Information” does not include any information that (a) at the time of disclosure is or thereafter becomes generally available to or known by the public (other than as a result of a disclosure by the receiving Party), (b) is developed by the receiving Party without reliance on any Confidential Information or (c) is or was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party that, insofar as is known to the receiving Party, is not prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation to the disclosing Party.
“Conflicts Committee” has the meaning set forth in the recitals.
“Consents” means all notices to, authorizations, consents, waivers, or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, and any notices to, consents, waivers, or approvals of any other third party, in each case that are required by Applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
“Consideration” has the meaning set forth in Section 2.5.
“Contract” means any written contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase or sales order, binding term sheet, letter of intent or memorandum, binding commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
“Contract Assignments” has the meaning set forth in Section 3.2(a).
“Contributor” has the meaning set forth in the preamble.
“Contributor Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Contributor, or its respective Affiliates, at the Closing pursuant to Section 3.2 hereof and each other document or Contract entered into by any Contributor, or its respective Affiliates, in connection with this Agreement or the Closing.
“Contributor Indemnified Costs” means any and all damages, losses, Actions, Liabilities, demands, charges, penalties, costs, and expenses (including court costs and reasonable professional fees and expenses incurred in investigating and preparing for any Action) that the Contributor Indemnified Parties incur and that arise out of or relate to (a) any breach of a representation, warranty or covenant of any Partnership Party under this Agreement or any Partnership Ancillary Document, (b) any Assumed Liability, or (c) any amount for which the Partnership Parties are responsible pursuant to Section 3.4. Notwithstanding anything in the foregoing to the contrary, Contributor Indemnified Costs shall exclude any and all Special Damages other than those that are a result of (i) a Third-party Action for Special Damages or (ii) fraud, gross negligence, or willful misconduct of a Partnership Party, its Affiliates, or their respective officers, directors, partners, managers, or employees.
“Contributor Indemnified Parties” means Contributor and its respective Affiliates, including Delek US, and their respective officers, directors, partners, managers, employees and Affiliated equity holders.
“Contributor’s Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.6, and 4.7.
“Credit Consideration” has the meaning set forth in Section 2.5.

“Delayed Asset” has the meaning set forth in Section 6.5(a).
“Delek US” has the meaning set forth in the preamble.
“Delek US Energy” means Delek US Energy, Inc., a Delaware corporation.
“Direct Claim” has the meaning set forth in Section 7.3.
“Dispute” means any and all disputes, Actions, controversies and other matters in question between any Contributor Indemnified Party, on the one hand, and a Partnership Indemnified Party, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
“DKL Receivables” has the meaning set forth in Section 2.5.
“DKL MS” has the meaning set forth in the preamble.
“DPG Meters” means each of the CV Meter, the NG Meter, the BSRSPS Meter and the Tagalong Meter.
“DPG System” means the crude oil gathering system located in Howard, Borden and Martin Counties, Texas owned by the Partnership.
“EDR Agreement” means the Second Amended and Restated Throughput Agreement (El Dorado Rail Offloading Facility) dated as of the Execution Date, by and between Contributor and Delek Logistics Operating, LLC, as set forth on Exhibit C.
“EDR Purchase Agreement” means the Asset Purchase Agreement dated as of the Execution Date, by and between Delek Logistics Operating, LLC and Lion Oil Company, LLC, as set forth on Exhibit D.
“EDR Sale” has the meaning set forth in Section 2.5.
“Effective Time” has the meaning set forth in Section 3.1.
“Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement or right-of-way, servitude, right of purchase, security interest, deed of trust, conditional sales agreement, encroachment, encumbrance or other defect in title, interest, option, lien, right of first refusal or offer or other preferential right or option, whether or not imposed by operation of Applicable Law, any voting trust or voting agreement, stockholder agreement or proxy.
“Environmental Law” means all Applicable Laws relating to pollution or protection of human health and the environment (including soils, subsurface soils, surface waters, groundwaters or ambient atmosphere) including the federal Comprehensive Environmental

Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, as each has been adopted by the United States and as amended from time to time prior to the Closing Date and other similar environmental and other Applicable Laws of the state or local Governmental Authorities, as each has been amended from time to time prior to the Closing Date.
“ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with the applicable Contributor, is, or has been within the past six years, deemed to be a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended.
“Excluded Assets” has the meaning set forth in Section 2.3.
“Excluded Liabilities” has the meaning set forth in Section 2.4(b).
“Execution Date” has the meaning set forth in the preamble.
“Fairness Opinion” has the meaning set forth in the recitals.
“Financial Advisor” has the meaning set forth in the recitals.
“Fundamental Representations” means, collectively, the Partnership Parties’ Fundamental Representations and Contributor’s Fundamental Representations.
“General Partner” has the meaning set forth in the recitals.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.
“Hazardous Materials” means each substance designated and regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant,” “contaminant” or “toxic substance,” as those terms are defined under or otherwise regulated by, or subject to Liability under, any Environmental Law including petroleum, petroleum byproducts, Hydrocarbons, asbestos, asbestos-containing material, polychlorinated biphenyls, and radioactive materials (whether naturally occurring radioactive material or otherwise).
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and any other liquid or gaseous hydrocarbons and all products refined or separated therefrom.
“Indemnified Costs” means the Partnership Indemnified Costs and the Contributor Indemnified Costs, as applicable.

“Indemnified Party” means the Partnership Indemnified Parties and the Contributor Indemnified Parties, as applicable.
“Indemnifying Party” has the meaning set forth in Section 7.2.
“Intercompany Agreement” means the Crude Oil Buy/Sell Agreement dated as of the Execution Date, by and between Contributor and DKL MS.
“Inventory” has the meaning set forth in Section 2.2(c).
“knowledge of Contributor” or “Contributor’s knowledge” or any other similar knowledge qualification, means the actual knowledge of any officer of Contributor.
“knowledge of the Partnership Parties” or any other similar knowledge qualification, means the actual knowledge of any officer of the General Partner.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Material Adverse Effect” means any material adverse change, circumstance, effect or condition in or relating to the Transferred Assets or the assets, financial condition, results of operations, or business of any Person or that materially impedes the ability of any Person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in (a) the Hydrocarbon exploration, production, development, processing, gathering, transportation and/or distribution industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other Hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law); (b) United States or global economic conditions or financial markets in general; or (c) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
“Order” means any judgment, order, writ, injunction, decree, settlement agreement, award, ruling, schedule and similar binding legal agreement, in each case to the extent legally enforceable, issued by or entered into with a Governmental Authority.
“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Partnership” has the meaning set forth in the preamble.
“Partnership Agreement” has the meaning set forth in the recitals.
“Partnership Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Partnership Party, or its Affiliates, at the Closing pursuant to Section 3.3 hereof and each other document or Contract entered into by any Partnership Party, or its Affiliates, in connection with this Agreement or the Closing.
“Partnership Indemnified Costs” means any and all damages, losses, Actions, Liabilities, demands, charges, penalties, costs, and expenses (including court costs and reasonable professional fees and expenses incurred in investigating and preparing for any Action) that the Partnership Indemnified Parties incur and that arise out of or relate to (a) any breach of a representation, warranty or covenant of any Contributor under this Agreement or any Contributor Ancillary Document, (b) any Excluded Asset or Excluded Liability, or (c) any amount for which any Contributor is responsible pursuant to Section 3.4. Notwithstanding anything in the foregoing to the contrary, Partnership Indemnified Costs shall exclude any and all Special Damages other than those that are a result of (i) a Third-party Action for Special Damages or (ii) the fraud, gross negligence or willful misconduct of a Contributor, its Affiliates, or their respective officers, directors, partners, managers, and employees.
“Partnership Indemnified Parties” means each Partnership Party and its Affiliates, and their respective officers, directors, partners, managers, employees and Affiliated equity holders.
“Partnership Parties’ Fundamental Representations” means the representations and warranties set forth in Sections 5.1, 5.2, 5.3 and 5.5.
“Partnership Party” and “Partnership Parties” have the meanings set forth in the preamble.
“Party” and “Parties” have the meanings set forth in the preamble.
“Permits” means all permits, licenses, sublicenses, certificates, approvals, identification numbers, consents, exemptions, notices, waivers, variances, franchises, registrations, filings, accreditations, or other similar authorizations, including pending applications or filings therefor and renewals thereof, required by any Applicable Law or Governmental Authority or granted by any Governmental Authority.
“Permitted Encumbrances” means (a) liens for taxes not yet due and payable; (b) liens of mechanics, carriers, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; and (c) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the “Prime Rate.”
“Pro-Rated Items” has the meaning set forth in Section 3.4(a).
“Receivable Consideration” has the meaning set forth in Section 2.5.
“Receiving Party Personnel” has the meaning set forth in Section 9.6(d).
“Records Period” has the meaning set forth in Section 6.4(b).
“Replacement Credit Support” means the guarantees to be provided by the Partnership with respect to the Contracts set forth on Exhibit A.
“Respondent” has the meaning set forth in Section 9.5.
“Special Damages” means any consequential, punitive, special, or exemplary damages, or for loss of profits or revenues.
“Tank 1012 Amendment” means the First Amendment to Pipelines, Throughout and Offloading Facilities Agreement (Magellan Connection, Big Spring & Luther Stations, LPG Rack and Tank 1012) dated as of the Execution Date, by and between Contributor, DKL MS and DKL Permian Gathering, LLC, as set forth on Exhibit E
“Termination Agreement” means the agreement to terminate the Marketing Agreement dated as of November 7, 2012, by and between Contributor and DKL MS, as amended and assigned to date, as set forth on Exhibit F.
“Termination of Throughput and Deficiency Agreement” means the Termination of Throughput and Deficiency Agreement dated as of the Execution Date, by and between Contributor and DKL Permian Gathering, LLC, as set forth on Exhibit G.
“Third-party Action” has the meaning set forth in Section 7.2.
“Transaction” has the meaning set forth in the recitals.
“Transaction Documents” means this Agreement and the Ancillary Documents.
“Transferred Assets” has the meaning set forth in Section 2.2.
“Transferred Contracts” has the meaning set forth in Section 2.2(a).

ARTICLE II
TRANSFER OF ASSETS AND AGGREGATE CONSIDERATION
2.1Contribution. Subject to all of the terms and conditions set forth in this Agreement, contemporaneously herewith, Contributor is contributing, conveying, transferring and assigning the Transferred Assets and Assumed Liabilities to DKL MS, and DKL MS hereby accepts, receives and acquires from Contributor (i) the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) the Assumed Liabilities.
2.2Transferred Assets. For purposes of this Agreement, the term “Transferred Assets” shall mean the following assets, properties and rights of Contributor, other than the Excluded Assets:
(a)all rights, title and interest of Contributor, to the extent existing at or accruing after the Effective Time, in, to and under the Contracts listed on Schedule 2.2(a) (the “Transferred Contracts”);
(b)all of the contract files and records to the extent related to the Transferred Contracts (the “Books and Records”);
(c)all Hydrocarbon inventory, whether owned by Contributor, its Affiliates or third parties that are stored in the DPG System at the Effective Time (the “Inventory”);
(d)all Actions and similar rights against third parties that are not Affiliates of Contributor (including indemnification and contribution) to the extent related to the Transferred Contracts from and after the Effective Time, if any, including any claims for refunds, prepayments, offsets, recoupment, judgments and the like, whether received as payment or credit against future Liabilities; and
(e)all rights, titles, claims and interests of Contributor or any of its Affiliates (i) under any policy or agreement of insurance, (ii) under any bond, (iii) to or under any condemnation damages or awards in regard to any taking or (iv) to any insurance or bond proceeds, as each relates to any Assumed Liabilities.
2.3Excluded Assets. The Transferred Assets shall not include, and Contributor reserves and retains, all right, title and interest in and to the following (collectively, the “Excluded Assets”):
(a)all cash, cash equivalents, short-term investments, bank deposits, investment accounts, corporate credit cards and similar items of Contributor;
(b)any Contracts other than the Transferred Contracts;
(c)the rights of Contributor to the names “Delek” or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof;
(d)all of Contributor’s and any of its Affiliates’ right, title and interest in and to all accounts receivable, all trade accounts receivable and all notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of sales, services, rentals and other activities arising out of or related to any sale, transfer or other disposition of any Excluded Asset, and any and all such rights evidenced by chattel paper, instruments or documents, in each case, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, including the security arrangements, if any, related thereto, including any rights with respect to any third party collection procedures or any other Actions in connection therewith;
(e)all Actions and similar rights in favor of Contributor or any of its Affiliates of any kind against third parties that are not Affiliates of the Partnership to the extent relating to (i) the Excluded Assets or (ii) the Transferred Assets prior to the Effective Time; and
(f)other than as set forth in Section 2.2(e), all rights, titles, claims and interests of Contributor or any of its Affiliates (i) under any policy or agreement of insurance, (ii) under any bond, (iii) to or under any condemnation damages or awards in regard to any taking or (iv) to any insurance or bond proceeds.
2.4Assumed Liabilities; Excluded Liabilities.
(a)Subject to the terms and conditions set forth herein and except for the Excluded Liabilities, DKL MS shall assume or become obligated with respect to any obligations or Liabilities arising out of or related to the ownership and use of the Transferred Assets by DKL MS or its Affiliates, in each case only from and after the Effective Time (the “Assumed Liabilities”); provided that, for the avoidance of doubt, if at such time, if ever, an Excluded Liability ceases to be an Excluded Liability pursuant to the terms of this Agreement, it shall thereafter be an Assumed Liability.
(b)No Partnership Party shall assume or become obligated with respect to any obligation or Liability of any nature whatsoever (i) as a result of the transactions contemplated by this Agreement, including any payment obligations of a Contributor (A) due in respect of Permitted Encumbrances that arise prior to the Effective Time, or (B) that arise out of or relate to the Excluded Assets; (ii) arising out of or related to the ownership and use of the Transferred Assets by any Contributor or its Affiliates prior to the Effective Time; (iii) arising out of or relating to Hazardous Materials or any Environmental Laws, to the extent relating to or resulting from facts, circumstances, conditions or events occurring or existing prior to the Effective Time with respect to the Transferred Assets and for which DKL MS gives Contributor written notice prior to the fifth anniversary of the Closing; (iv) identified on Schedule 2.4(b); or (v) to any employee or related to any employee benefit plan or employment arrangement sponsored, maintained, contributed by or required to be contributed by a Contributor or any ERISA Affiliate, including any Liabilities related to pension plans (all such obligations or Liabilities of any Contributor and its Affiliates, subject to such exclusions, collectively, the “Excluded Liabilities”). All Excluded Liabilities shall remain the sole liabilities of Contributor.
2.5Consideration. At the Closing, in consideration for the contribution of the Transferred Assets, the Partnership shall: (1) cause the execution and delivery of the Termination Agreement by DKL MS (the “Marketing Agreement Termination”); (2) cause the execution and delivery of the EDR Agreement by Delek Logistics Operating, LLC (the “EDR Rate Reduction”); (3) cause the execution and delivery of the EDR Purchase Agreement by Delek Logistics Operating, LLC (the “EDR Sale”); and (4) issue in the form of a book entry a cancellation of $58,800,000 of existing receivables owed by Contributor and its Affiliates to the Partnership (such receivables owed by Contributor and its Affiliates to the Partnership, the “DKL Receivables”, and such cancellation, the “Receivable Consideration”); provided, that if the DKL Receivables as of the Execution Date are less than $58,800,000, then DKL MS shall issue Contributor a credit toward the payment of future DKL Receivables in the form of a book entry in the amount of the difference in (A) $58,800,000 minus (B) the amount of the DK Receivables as of the Execution Date (the “Credit Consideration”, together with the Receivable Consideration, the Marketing Agreement Termination, the EDR Rate Reduction and the EDR

Sale, the “Consideration”). The Receivable Consideration shall be subject to adjustment as provided in Section 3.4.
ARTICLE III
CLOSING
3.1Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Parties, the closing (the “Closing”) of the transactions contemplated hereby will take place on the date of this Agreement following delivery by the Parties of the closing deliverables set forth in Sections 3.2 and 3.3 and electronic exchange of signature pages by the Parties. The date of the Closing is referred to herein as the “Closing Date” and the Closing is deemed to be effective as of 11:59 p.m., Nashville, Tennessee time, on the Closing Date (the “Effective Time”).
3.2Deliveries by Contributor. At the Closing, Contributor shall deliver, or cause to be delivered, to DKL MS the following:
(a)One or more assignment and assumption agreements in the form satisfactory to DKL MS (the “Contract Assignments”), duly executed by Contributor, which provides for the assignment and transfer of the Transferred Contracts, to the extent assignable at the Closing.
(b)All Consents required to be obtained by any Contributor and its Affiliates (as listed in Schedule 3.2(b)), in each case, which shall be in full force and effect.
(c)Evidence in form and substance reasonably satisfactory to DKL MS of the release and termination of all Encumbrances on the Transferred Assets, other than Permitted Encumbrances.
(d)A duly executed copy of the Intercompany Agreement, executed by Contributor or its Affiliate, as applicable.
(e)A counterpart to the Termination Agreement, duly executed by Contributor.
(f)A counterpart to the EDR Agreement, duly executed by Contributor.
(g)A counterpart to the EDR Purchase Agreement, duly executed by Lion Oil Company, LLC.
(h)A counterpart to the Termination of Throughput and Deficiency Agreement, duly executed by Contributor.
(i)A counterpart to the Tank 1012 Amendment, duly executed by Contributor.
(j)A counterpart to the BSR Facility Amendment, duly executed by Alon USA, LP.
(k)Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.
3.3Deliveries by the Partnership Parties. At the Closing, the Partnership Parties shall deliver, or cause to be delivered, to Contributor the following:

(a)The Consideration as provided in Section 2.5.
(b)A counterpart to the Contract Assignments, duly executed by DKL MS.
(c)A duly executed copy of the Intercompany Agreement, executed by DKL MS or its Affiliate.
(d)Replacement Credit Support.
(e)A counterpart to the Termination Agreement, duly executed by DKL MS.
(f)A counterpart to the EDR Agreement, duly executed by Delek Logistics Operating, LLC.
(g)A counterpart to the EDR Purchase Agreement, duly executed by Delek Logistics Operating, LLC.
(h)A counterpart to the Termination of Throughput and Deficiency Agreement, duly executed by DKL Permian Gathering, LLC.
(i)A counterpart to the Tank 1012 Amendment, duly executed by DKL MS and DKL Permian Gathering, LLC.
(j)A counterpart to the BSR Facility Amendment, duly executed by DKL Big Spring, LLC.
(k)Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.
3.4Prorations; Closing Costs.
(a)Contributor shall be responsible for (or entitled to receive, as the case may be) all taxes, rents, prepaid items and other similar items (“Pro-Rated Items”) attributable to the Transferred Assets (for the avoidance of doubt, excluding insurance premiums) for periods prior to the Effective Time, and DKL MS shall be responsible for (or entitled to receive, as the case may be) all Pro-Rated Items for periods from and after the Effective Time. Pro-Rated Items for periods beginning before and ending after the Effective Time shall be allocated between DKL MS, on the one hand, and Contributor, on the other hand, in accordance with the provisions of this Section 3.4. The portion of each Pro-Rated Item allocated pursuant to this Section 3.4 to the portion of the applicable period ending at or prior to the Effective Time shall (i) in the case of any franchise taxes, sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any tax based on or measured by income or receipts, be determined on a closing of the books basis, and (ii) in the case of any other Pro-Rated Item, be determined on the basis of the proportional number of days in the relevant determination period for all days through but not including the Closing Date. The prorations shall be paid at Closing by DKL MS to Contributor (if the prorations result in a net credit to Contributor) or by Contributor to DKL MS (if the prorations result in a net credit to DKL MS) by increasing or reducing the funds to be delivered by DKL MS in payment of the Receivable Consideration at Closing. If the actual amounts of any items to be prorated are not known as of the Closing Date, then such proration will be made at Closing on the basis of the best evidence then available; as soon as practicable after actual amounts are available, but in no event later than 90 days thereafter, re-prorations will be made on the basis of the actual amounts and a final cash settlement will be made between Contributor, on the one hand, and DKL MS, on the other hand (which obligation will survive the transfer and conveyance of the Transferred Assets).

(b)Each of DKL MS, on the one hand, and Contributor, on the other hand, shall pay and be responsible for 50% of all transfer fees and charges and/or transfer taxes applicable to the transfer of the Transferred Assets pursuant to the transactions contemplated by this Agreement and any sales, use, excise, and any and all other taxes, together with any interest, fines and penalties as a result of the purchase and sale of the Transferred Assets pursuant to the transactions contemplated by this Agreement (which transactions do not, for the avoidance of doubt, include transactions contemplated by Partnership Ancillary Documents or the Contributor Ancillary Documents); provided, however, that (i) Contributor shall be responsible for its own income taxes in respect of sale of the Transferred Assets pursuant to the transactions contemplated by this Agreement, (ii) Contributor, on the one hand, and DKL MS, on the other hand, shall each be responsible for their own attorneys’ fees and (iii) Contributor shall be solely responsible for any costs, fees or charges required to satisfy and discharge of record any Encumbrance affecting the Transferred Assets that is not a Permitted Encumbrance.
3.5Allocation of Consideration. Contributor and DKL MS agree that the Consideration and the Assumed Liabilities (plus other relevant items) shall be allocated among the Transferred Assets for all purposes (including tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by DKL MS and delivered to Contributor within 90 days following the Closing Date. If Contributor notifies DKL MS in writing that Contributor objects to one or more items reflected in the Allocation Schedule, Contributor and DKL MS shall negotiate in good faith to resolve such Dispute; provided, however, that if Contributor and DKL MS are unable to resolve any Dispute with respect to the Allocation Schedule within 30 days following DKL MS’s delivery of the draft Allocation Schedule, such Dispute shall be resolved by the office of a mutually agreeable, impartial, nationally recognized firm of independent certified public accountants appointed by Contributor and DKL MS. The fees and expenses of such accounting firm shall be borne equally by Contributor and DKL MS. DKL MS and Contributor shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Consideration pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.
3.6Reimbursement. If DKL MS, on the one hand, or Contributor, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid following the receipt of notice thereof and reasonable supporting documentation. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto. Any amount payable pursuant to this Section 3.6 shall be made by wire transfer of immediately available funds to the account specified by DKL MS or a Contributor, as applicable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR
Contributor hereby represents and warrants to the Partnership Parties as follows:
4.1Organization. Contributor is a limited liability company duly formed and validly existing, under the Applicable Laws of the State of Delaware. Contributor is duly authorized to conduct business and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Contributor has the requisite limited liability company power, as applicable, and authority necessary to carry on their business and to own and use the Transferred Assets owned or operated by them.

4.2Authorization. Contributor has the limited liability company power and authority to execute, deliver, and perform this Agreement and the Contributor Ancillary Documents to which Contributor is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by Contributor. The execution, delivery, and performance by Contributor of this Agreement and the Contributor Ancillary Documents to which Contributor is a party, and the consummation by Contributor of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Contributor. This Agreement has been duly executed and delivered by Contributor and constitutes, and each Contributor Ancillary Document executed by Contributor has been duly executed and delivered by Contributor and constitutes, a valid and legally binding obligation of Contributor, enforceable against Contributor in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
4.3No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by Contributor of this Agreement and the Contributor Ancillary Documents to which Contributor is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provisions of Contributor’s Organizational Documents, (b) violate any Order or in any material respect any Applicable Law to which Contributor is subject or to which any Transferred Asset is subject, (c) except as listed in Schedule 4.3, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any Contract to which Contributor is a party or by which Contributor is bound that relates to the Transferred Assets, or that could prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Transaction Documents, or (d) result in the creation of any Encumbrances (other than Permitted Encumbrances) on any Transferred Asset. Other than as set forth in Schedule 3.2(b), no Consents are required in connection with the execution, delivery and performance by Contributor of this Agreement and the Contributor Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby.
4.4Absence of Litigation. Except as set forth on Schedule 4.4, there is no Action pending or, to the knowledge of Contributor, threatened against Contributor or any of its Affiliates (a) relating to or arising out of the transactions contemplated by this Agreement, the Transaction Documents or the Transferred Assets or (b) which, if adversely determined, would reasonably be expected to materially impair the ability of Contributor to perform its obligations and agreements under this Agreement or the Contributor Ancillary Documents, and to consummate the transactions contemplated hereby and thereby. To the knowledge of Contributor, no event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action.
4.5Bankruptcy. There are no bankruptcy, reorganization or rearrangement proceedings under any bankruptcy, insolvency, reorganization, moratorium or other similar laws with respect to creditors pending against, or, to the knowledge of Contributor, threatened against Contributor.
4.6Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Contributor or its Affiliates who is entitled to receive from DKL MS any fee or commission in connection with the transactions contemplated by this Agreement.

4.7Title to Transferred Assets. Contributor has good and valid title to the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
4.8Compliance with Applicable Law. Except where the failure to be in compliance would not have a Material Adverse Effect, with respect to the Transferred Assets, Contributor is and has been in compliance with all, and, to the knowledge of Contributor, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, Applicable Laws (including Environmental Laws). No event has occurred, and no circumstances exist, that (with or without the passage of time or the giving of notice) would result in a violation of, conflict with, or failure on the part of any Contributor to own, manage and administer the Transferred Assets in material compliance with Applicable Law. Contributor has not released Hazardous Materials in, on or under the Transferred Assets in a manner that would reasonably to anticipated to have a Material Adverse Effect.
4.9Transferred Contracts. Each Transferred Contract is valid and binding on Contributor as a party thereto in accordance with its terms and is in full force and effect. None of Contributor or, to Contributor’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Transferred Contract. To Contributor’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Transferred Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Transferred Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to DKL MS.
4.10Taxes. With respect to any federal, state or local taxes (and interest or penalties with respect to taxes) applicable to the Transferred Assets (or the owner or operator thereof, to the extent attributable to the Transferred Assets), all returns, notices or receipts required to be filed with any Governmental Authority have been timely filed and are true, correct and complete in all material respects.
(a)Contributor has timely paid all material such taxes, interest or penalties that have become due.
(b)No Governmental Authority has raised any action, suit, proceeding, investigation, audit, dispute or claim concerning any material such taxes, interest or penalties, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation concerning the same.
(c)None of the Transferred Assets are treated as co-owned or part of a joint venture within the meaning of Code Section 761.
4.11Conflicts Committee Matters. The projections and budgets provided by the management of Contributor to the Conflicts Committee (including those provided to the Financial Advisor) as part of its review in connection with this Agreement and the transactions contemplated hereby were prepared and delivered in good faith and have a reasonable basis and are consistent with the current expectations of Contributor’s management regarding the Transferred Assets.
4.12WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY CONTRIBUTOR IN THIS AGREEMENT AND THE

ANCILLARY DOCUMENTS AND EXCEPT FOR FRAUD, THE PARTNERSHIP PARTIES ACKNOWLEDGE AND AGREE THAT CONTRIBUTOR HAS NOT MADE AND CONTRIBUTOR SPECIFICALLY NEGATES AND DISCLAIMS AND THE PARTNERSHIP PARTIES HAVE NOT RELIED UPON, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE TRANSFERRED ASSETS, (II) THE INCOME TO BE DERIVED FROM THE TRANSFERRED ASSETS, (III) THE SUITABILITY OF THE TRANSFERRED ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREWITH, (IV) THE COMPLIANCE OF OR BY, OR THE LIABILITIES WITH RESPECT TO, THE TRANSFERRED ASSETS WITH OR ARISING UNDER ANY APPLICABLE LAWS (INCLUDING ENVIRONMENTAL LAWS), OR (V) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TRANSFERRED ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, CONTRIBUTOR IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE TRANSFERRED ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS AND EXCEPT FOR FRAUD, EACH OF THE PARTIES ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE TRANSFERRED ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION 4.12. THIS SECTION 4.12 SHALL SURVIVE THE TRANSFER AND CONVEYANCE OF THE TRANSFERRED ASSETS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 4.12 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND, EXCEPT FOR FRAUD, ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, BY CONTRIBUTOR WITH RESPECT TO THE TRANSFERRED ASSETS THAT MAY ARISE PURSUANT TO APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES
The Partnership Parties hereby, jointly and severally, represent and warrant to Contributor as follows:
5.1Organization. Each Partnership Party is a limited partnership validly existing and in good standing under the Applicable Laws of the State of Delaware, and are in good standing under the Applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each Partnership Party has the requisite limited partnership power and authority necessary to carry out their business and DLK MS has such power and authority as necessary to own and use the Transferred Assets.
5.2Authorization. Each Partnership Party has the limited partnership power and authority to execute, deliver, and perform this Agreement and the Partnership Ancillary Documents to which such Partnership Party is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by such Partnership Party. The execution, delivery, and performance by each of the Partnership Parties of this Agreement and the Partnership Ancillary Documents to which such Partnership Party is a party, and the consummation by each Partnership Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership action of such Partnership Party. This Agreement has been duly executed and delivered by each of the Partnership Parties and constitutes, and each Partnership Ancillary Document executed by a Partnership Party has been duly executed and delivered by such Partnership Party and constitutes, a valid and legally binding obligation of such Partnership Party, enforceable against such Partnership Party in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
5.3No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by each of the Partnership Parties of this Agreement and any Partnership Ancillary Documents to which such Partnership Party is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provisions of such Partnership Party’s Organizational Documents, (b) violate any Order or in any material respect any Applicable Law to which such Partnership Party is subject or (c) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any Contract to which such Partnership Party is a party or by which such Partnership Party is bound that relates to the Transferred Assets, or that could prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Transaction Documents. No Consents are required in connection with the execution, delivery and performance by the Partnership Parties of this Agreement and the Partnership Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby.
5.4Absence of Litigation. There is no Action pending or, to the knowledge of the Partnership Parties, threatened against a Partnership Party or any of their respective Affiliates (a) relating to or arising out of the transactions contemplated by this Agreement or the Transaction Documents or (b) which, if adversely determined, would reasonably be expected to materially impair the ability of any Partnership Party to perform its obligations and agreements under this Agreement or the Partnership Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.
5.5Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of a Partnership Party or their Affiliates who is entitled to receive from Contributor any fee or commission in connection with the transactions contemplated by this Agreement.
5.6Delivery of Fairness Opinion. The Conflicts Committee has received the Fairness Opinion of the Financial Advisor to the effect that, as of the date of such Fairness Opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Consideration to be paid by the Partnership upon the consummation of the transactions contemplated by this Agreement and the Ancillary Documents is fair, from a financial point of view, to the Partnership.

ARTICLE VI
COVENANTS
6.1Further Assurances. Each Party shall take such further actions, including obtaining Consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Party in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Party with the intended benefits of this Agreement and the Ancillary Documents. Following the Closing, DKL MS, on the one hand, and Contributor, on the other hand, agree to remit to the other Party or its Affiliates, as applicable, with reasonable promptness, any payments, rebates, bills or other correspondence received on or in respect of, or otherwise relevant to the other Party or its Affiliates including, with respect to DKL MS, the Transferred Assets or, with respect to Contributor, the Excluded Assets.
6.2Tax Matters. The Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting Party, and to any Governmental Authority responsible for the administration of any tax, all information, records or documents relating to tax liabilities or potential tax liabilities of Contributor or related to the Transferred Assets for all periods at or prior to the Effective Time and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.
6.3Cooperation for Litigation and Other Actions. Each Party shall cooperate reasonably with the other Party, at the requesting Party’s expense (but including only out-of-pocket expenses to unaffiliated third parties, photocopying and delivery costs and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any proceedings, tax audits or other disputes involving any of the Parties (other than in connection with Disputes between the Parties).
6.4Retention of and Access to Books and Records.
(a)As promptly as practicable and in any event before 30 days after the Closing Date, Contributor will deliver or cause to be delivered to DKL MS, the Books and Records that are in the possession or control of Contributor or its Affiliates.
(b)For the period commencing on the Closing Date and expiring on the two (2) year anniversary of the Closing Date (the “Records Period”), DKL MS agrees to afford Contributor and its Affiliates and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records (to the extent relating to the ownership, management or administration of the Transferred Assets prior to the Effective Time); provided that such access will not be construed to require the disclosure of such Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under Applicable Law. Without limiting the generality of the preceding sentence, DKL MS agrees to provide Contributor and its Affiliates reasonable access to and the right to make copies of the Books and Records (to the extent relating to the ownership, management or administration of the Transferred Assets prior to the Effective Time) during the Records Period for the purposes of assisting Contributor and its Affiliates (i) in complying with Contributor’s obligations under this Agreement, (ii) in preparing and delivering any accounting statements provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (iii) in owning or operating the Excluded Assets, (iv) in preparing tax returns, (v) in responding to or disputing any tax audit, (vi) in asserting, defending or otherwise dealing with any Action or Dispute, known or unknown, under this Agreement or with respect to Excluded Assets or (vii) in asserting, defending or otherwise dealing with any Third-party Action by or against Contributor or its Affiliates relating to the Transferred Assets.
6.5Delayed Assets.
(a)Notwithstanding anything herein to the contrary, any Transferred Asset, the assignment, transfer, conveyance or delivery of which to DKL MS without a Consent would constitute a breach or other contravention of Applicable Law or the terms of such Transferred Asset (a “Delayed Asset”), shall not be assigned, transferred, conveyed or delivered to DKL MS until such time as such Consent or required information is obtained, at which time such Delayed Asset shall be automatically assigned, transferred, conveyed or delivered without further action on the part of DKL MS or Contributor unless expressly provided otherwise herein.
(b)Until such time as such Consent or required information is obtained, (i) each Party (and its applicable subsidiaries and Affiliates) shall use its commercially reasonable efforts to obtain the relevant Consent or required information; provided, that no Party shall be required to pay any monies or give any other consideration in order to obtain any such Consents or required information, (ii) Contributor shall endeavor to provide DKL MS with the benefits under each Delayed Asset as if such Delayed Asset had been assigned to DKL MS (including by means of any subcontracting, sublicensing or subleasing arrangement), to the extent such is permitted under the applicable Delayed Assets, (iii) Contributor shall promptly pay over to DKL MS or its subsidiaries payments received by Contributor after the Closing in respect of all Delayed Assets, and (iv) DKL MS shall be responsible for the Liabilities of Contributor with respect to such Delayed Asset to the extent arising from and after the Effective Time. Notwithstanding any other provision in this Agreement to the contrary, following the assignment, transfer, conveyance and delivery of any Delayed Asset, the applicable Delayed Asset shall be treated for all purposes of this Agreement as a Transferred Asset.
(c)DKL MS hereby agrees that the failure to obtain any such Consent or required information referred to in this Section 6.5 or the failure of any such Delayed Asset to constitute a Transferred Asset or any circumstances resulting therefrom shall not constitute a breach by Contributor of any representation, warranty, covenant or agreement under this Agreement; provided, however, that any breach by Contributor of its covenants in this Section 6.5 may constitute a breach under this Agreement. Nothing in this Section 6.5 shall be deemed to constitute an agreement to exclude from the Transferred Assets any such Delayed Asset.
6.6Bulk Sales Laws. The Parties waive compliance with the provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction that may otherwise be applicable with respect to the contribution of any or all of the Transferred Assets to DKL MS; it being understood that any Liabilities arising out of the failure of Contributor to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Applicable Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities. For the avoidance of doubt, notwithstanding any bulk sales, bulk transfer, or similar Applicable Laws, Contributor shall be solely responsible for any taxes arising out of the ownership of the Transferred Assets prior to the Effective Time as provided in Section 3.4(a).
6.7Embark. Following Closing until the day that is ninety (90) days after Closing (such period, the “Transition Period”), Contributor will provide the Partnership Parties with the services (the “Embark Services”) that Embark Consulting LLC (“Embark”) provides to Contributor pursuant to the Master Service Agreement in effect between Contributor and Embark. The Partnership Parties shall reimburse Contributor the costs of any set-up fees, monthly fees or other charges incurred in connection with the Embark Services during the

Transition Period within thirty (30) days of written notification from Contributor of the incurrence of such fees and charges. Prior to the end of the Transition Period, the Partnership Parties shall be required to enter into its own Master Services Agreement with Embark and Contributor shall have no liability with respect to its Master Services Agreement with Embark.
6.8Inventory. Within twenty (20) Business Days of Closing the Parties shall calculate and mutually agree on the volume of Inventory. The Partnership Parties shall owe Contributor an amount equal to the product of (a) the volume of Inventory as measured in barrels multiplied by (b) the Base Price (the “Inventory Payment”). The Inventory Payment shall be applied as a credit against other amounts owed by Contributor to the Partnership Parties within thirty (30) Business Days of Closing. The “Base Price” shall be determined by taking the sum of the calculation set forth below as follows:
(a)determine the arithmetic average of the daily settlement price for the "Light Sweet Crude Oil" prompt month contract reported by the New York Mercantile Exchange ("NYMEX") from the first day of the delivery month through the last day of the delivery month, excluding weekends and U.S. holidays; plus
(b)determine the average differential for "Differential to CMA NYMEX" for the month of delivery in ARGUS (Petroleum) "America's Crude Oil Assessments" based on pricing assessed for the days the U.S. crude oil market is open (weekends and U.S. holidays excluded) during the period beginning with the 26th day of the month that is two (2) months prior to the month of delivery through and including the 25th day of the month that is immediately prior to the month of delivery, provided, however, that if the first day of the period falls on a day on which the U.S. crude oil market is closed, the period shall begin on the first trading day thereafter, and if the last day of the period falls on a day on which the U.S. crude oil market is closed, the period shall end on the last trading day prior thereto; plus
(c)determine the weighted average differential for WTI/Midland for the month of delivery in ARGUS (Petroleum) "America's Crude Oil Assessments" based on pricing assessed for the days the U.S. crude oil market is open (weekends and U.S. holidays excluded) during the period beginning with the 26th day of the month that is two (2) months prior to the month of delivery through and including the 25th day of the month that is immediately prior to the month of delivery, provided, however, that if the first day of the period falls on a day on which the U.S. crude oil market is closed, the period shall begin on the first trading day thereafter, and if the last day of the period falls on a day on which the U.S. crude oil market is closed, the period shall end on the last trading day prior thereto.
The sum of the numbers determined pursuant to Section 6.8(a), (b) and (c). shall be the "Base Price" per barrel of Inventory.

6.9Meters. Within six (6) months of Closing, DKL MS shall, at its own cost and expense, update the DPG Meters required to allow for continuing operations under the Intercompany Agreement; provided that DKL MS shall not be required to expend any amounts in excess of $100,000 with respect to all such updates to the DPG Meters.
ARTICLE VII
INDEMNIFICATION
7.1Indemnification of DKL MS and Contributor. From and after the Closing and subject to the provisions of this Article VII, (a) Contributor agrees to pay to, reimburse, indemnify and hold harmless the Partnership Indemnified Parties from and against any and all Partnership Indemnified Costs and (b) DKL MS agrees to pay to, reimburse, indemnify and hold harmless the Contributor Indemnified Parties from and against any and all Contributor

Indemnified Costs; provided, that for purposes of this Section 7.1, any breach of Contributor’s or DKL MS’s representations and warranties or failure to comply with any covenant or agreement and the amount of any Partnership Indemnified Costs or Contributor Indemnified Costs, as applicable, arising from a breach thereof shall be determined without giving effect to any qualification as to materiality or Material Adverse Effect. For the avoidance of doubt, the foregoing indemnification is intended to be in addition to and not in limitation of any indemnification to which the Parties may be entitled under the Ancillary Documents.
7.2Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to Contributor or DKL MS, as applicable (the “Indemnifying Party”), of the commencement or assertion of any Action by a third party (collectively, a “Third-party Action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that such Indemnifying Party may have to such Indemnified Party under this Article VII unless and only to the extent that the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such Third-party Action on such terms as it deems appropriate; provided, however, that:
(a)the Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third-party Action (provided, however, that the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such Third-party Action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third-party Action, (iii) the Indemnified Party shall have reasonably concluded, upon the advice of counsel, that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);
(b)the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third-party Action or any Liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party;
(c)the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all Liability in respect of such Third-party Action; and
(d)the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third-party Action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the Third-party Action seeks an Order or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to Liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)The Parties shall extend reasonable cooperation in connection with the defense of any Third-party Action pursuant to this Article VII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.
7.3Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.2 because no Third-party Action is involved (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 7.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Indemnified Costs that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
7.4Limitations. The following provisions of this Section 7.4 shall limit the indemnification obligations hereunder:
(a)The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article VII unless a written claim for indemnification in accordance with Section 7.2 or Section 7.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Nashville, Tennessee time, on or prior to the first anniversary of the Closing Date; provided, however, that written claims for indemnification (i) for Indemnified Costs arising out of (x) (A) a breach of any Fundamental Representations or (B) an Excluded Asset, an Excluded Liability, an Assumed Liability or any Pro-Rated Item may be made at any time and (y) a breach of the representations and warranties in Section 4.10 may be made at any time prior to the expiration of its survival pursuant to Section 9.12 and (ii) for Indemnified Costs arising out of a breach of any covenant may be made at any time prior to the performance of such covenant according to its terms.
(b)An Indemnifying Party shall not be obligated to pay for any Indemnified Costs under this Article VII until the amount of all such Indemnified Costs exceeds, in the aggregate, $400,000, in which event Indemnifying Party shall pay or be liable for all such Indemnified Costs from the first dollar. The aggregate liability of an Indemnifying Party under this Article VII shall not exceed $8,000,000. The limitations in the previous two sentences shall not apply to Indemnified Costs to the extent such costs arise out of (i) a breach of any Fundamental Representations, (ii) an Assumed Liability, (iii) an Excluded Liability or any Pro-Rated Item or (iv) breach of any covenant or other agreement of the Indemnifying Party under this Agreement.

(c)Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, DKL MS’s and the other Partnership Indemnified Parties’ and Contributor’s and the other Contributor Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article VII. The Parties further acknowledge and agree that the foregoing is not the remedy for and does not limit the Parties’ remedies for matters covered by the indemnification provisions contained in the Ancillary Documents. Any indemnification obligation of Contributor to the Partnership Indemnified Parties on the one hand, or DKL MS to the Contributor Indemnified Parties on the other hand, pursuant to this Article VII shall be reduced by an amount equal to any indemnification recovery by such Indemnified Parties pursuant to the other Ancillary Documents between the Parties to the extent that such other indemnification recovery arises out of the same event or circumstance giving rise to the indemnification obligation of Contributor or DKL MS, respectively, hereunder.
7.5Payments. Once an Indemnified Cost is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such agreement or final adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 10 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final adjudication to and including the date such payment has been made at a rate per annum equal to the Prime Rate plus 2%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
7.6Tax Related Adjustments. Contributor and DKL MS agree that any payment of Indemnified Costs and any payments pursuant to Section 3.4 made hereunder will be treated by the Parties to the extent allowed by Applicable Law, on their tax returns as an adjustment to the Consideration.
7.7Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate.
ARTICLE VIII
LIMITED GUARANTY
8.1Limited Guaranty by Delek US. From the Closing until the fourth anniversary of the Closing, Delek US hereby unconditionally and irrevocably guarantees to the Partnership Parties the due and punctual payment of all payment obligations of Contributor insofar as such payment obligations consist of indemnification payments required to be made by Contributor under Article VII. In the case of the failure of Contributor to make any such payment as and when due, Delek US hereby agrees to make such payment or cause such payment to be made, promptly upon written demand by any Partnership Party to Delek US, but any delay in providing such notice shall not under any circumstances reduce the liability of Delek US or operate as a waiver of the Partnership Parties’ right to demand payment, to the extent such demand in made prior to the fourth anniversary of the Closing.

ARTICLE IX
MISCELLANEOUS
9.1Expenses. Except as provided in Section 3.4 of this Agreement, or as provided in the Ancillary Documents, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby and the Ancillary Documents shall be borne solely and entirely by the Party which has incurred such expense. For the avoidance of doubt, DKL MS shall be responsible for all costs and expenses (including attorneys’ fees and expenses) incurred by the Conflicts Committee in connection with this Agreement and the transactions contemplated herein. Except as this Agreement otherwise provides, Contributor shall be responsible for 100% of the payment of the aggregate costs associated with obtaining the Consents necessary to effect the transfer of the Transferred Assets to DKL MS as contemplated herein.
9.2Notices. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given upon confirmation of actual delivery thereof: (a) by transmission by facsimile or hand delivery; (b) mailed via the official governmental mail system, sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) mailed by an internationally recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide; or (d) by e-mail of a PDF document. All notices will be addressed to the Parties at the respective addresses as follows:
if to Contributor:
c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: Chief Executive Officer
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

with a copy, which shall not constitute notice, to:

c/o Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

if to the Partnership Parties:
c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: Chief Executive Officer
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

with a copy, which shall not constitute notice, to:

c/o Delek Logistics GP, LLC
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
Telecopy No: (615) 435-1271
Email: legalnotices@delekus.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.
9.3Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof in accordance with this Section 9.3, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
9.4Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
9.5Arbitration Provision. Any and all Disputes shall be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 9.5 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 9.5 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by а Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select а third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of Contributor, DKL MS or any of their respective Affiliates and (b) have not less than seven years’ experience of in the energy industry. The hearing will be conducted in Houston, Texas and commence within 30 days after the selection of the third arbitrator. Contributor, DKL MS and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties. The arbitrators shall have no right to grant or award Special Damages in favor of Contributor, on the one hand (except to the extent such Special Damages (i) are awarded to a third-party or (ii) are the result of the gross negligence or willful misconduct of DKL MS), or DKL MS, on the other hand (except to the extent such Special Damages (x) are awarded to a third-party, or (y) are the result of the fraud, gross negligence or willful misconduct of Contributor).
9.6Confidentiality.
(a)Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 9.6. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.
(b)Required Disclosure. Notwithstanding Section 9.6(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.
(c)Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 9.6, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.
(d)Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement and will be required to abide by the terms thereof; provided, however, that the receiving party will remain liable for any unauthorized disclosure of Confidential Information by Receiving Party Personnel. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.
(e)Survival. The obligation of confidentiality under this Section 9.6 shall survive the termination of this Agreement for a period of two years.
9.7Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties with respect to Article VII) any rights or remedies of any nature whatsoever under or by reason of this Agreement.
9.8Assignment of Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party hereto.
9.9Counterparts. This Agreement may be executed in any number of counterparts each of which, when so executed and delivered (including by facsimile or portable document format (pdf)), will be deemed original but all of which together will constitute one and the same instrument.
9.10Integration. This Agreement, the schedules hereto and the Ancillary Documents supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matters. All schedules referred to herein are intended to be and hereby are specifically made part of this Agreement. This Agreement, the schedules hereto and the Ancillary Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or the Ancillary Documents unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or the Ancillary Documents.
9.11Amendment; Waiver. This Agreement may be terminated, amended or modified only by a written instrument executed by the Parties and approved by the Conflicts Committee. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.
9.12Survival of Representations and Warranties and Covenants. (a) The Fundamental Representations shall survive the Closing indefinitely, (b) the representations and warranties in Section 4.10 shall survive the Closing until the date that is 60 days after the applicable statute of limitations with respect thereto (taking into account any extension or waiver thereof), (c) all other representations and warranties in this Agreement shall survive the Closing until 5:00 p.m., Nashville, Tennessee time, on the first anniversary of the Closing Date, and (d) the covenants set forth in this Agreement shall survive until fully performed in accordance with their terms; provided, however, that any representation and warranty that is the subject of a claim for indemnification hereunder which claim was timely made pursuant to Section 7.4(a) shall survive with respect to such claim until such claim is finally paid or adjudicated.
ARTICLE X
INTERPRETATION
10.1Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
(a)examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
(b)the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions;
(c)a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(d)if there is any conflict or inconsistency between the main body of this Agreement and any Schedule, the provisions of the main body of this Agreement shall prevail;
(e)the term “cost” includes expense and the term “expense” includes cost;
(f)the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;
(g)the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such schedule;
(h)any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
(i)currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
(j)unless the context otherwise requires, all references to time shall mean time in Nashville, Tennessee;
(k)unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively; and
(l)if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
10.2References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” or “Schedule” shall be to an Article, Section, subsection or schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

PARTNERSHIP PARTIES:
DELEK LOGISTICS PARTNERS, LP
By:     Delek Logistics GP, LLC
     its general partner
By: /s/ Reuven Spiegel
Name: Reuven Spiegel
Title: EVP, DKL
DELEK MARKETING & SUPPLY, LP
By:     Delek Marketing GP, LLC
     its general partner

By: /s/ Reuven Spiegel
Name: Reuven Spiegel
Title: EVP, DKL

        [Signature Page to Contribution, Conveyance and Assumption Agreement]

PARTNERSHIP PARTIES:

DELEK LOGISTICS PARTNERS, LP
By:     Delek Logistics GP, LLC
     its general partner

By: /s/ Robert Wright
Name: Robert Wright
Title: EVP and Chief Financial Officer

DELEK MARKETING & SUPPLY, LP
By:     Delek Marketing GP, LLC
     its general partner

By: /s/ Robert Wright
Name: Robert Wright
Title: SVP and Deputy Chief Financial Officer

    [Signature Page to Contribution, Conveyance and Assumption Agreement]

CONTRIBUTOR:

DK TRADING & SUPPLY, LLC,

By: /s/ Mark Hobbs
Name: Mark Hobbs
Title: EVP and Chief Financial Officer

GUARANTOR:

DELEK US HOLDINGS, INC.

By: /s/ Mark Hobbs
Name: Mark Hobbs
Title: EVP and Chief Financial Officer

    [Signature Page to Contribution, Conveyance and Assumption Agreement]

CONTRIBUTOR:

DK TRADING & SUPPLY, LLC,

By: /s/ Patrick Reilly
Name: Patrick Reilly
Title: EVP and Chief Commercial Officer
GUARANTOR:

DELEK US HOLDINGS, INC.

By: /s/ Patrick Reilly
Name: Patrick Reilly
Title: EVP and Chief Commercial Officer

    [Signature Page to Contribution, Conveyance and Assumption Agreement]